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                                                                    EXHIBIT 11.0

STATEMENT RE:  COMPUTATIONS OF PER SHARE EARNINGS
($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                 Six months ended              Three months ended
                                                     June 30,                       June 30,
                                             -------------------------     -------------------------
                                               2004            2003           2004           2003
                                             ----------     ----------     ----------     ----------
Numerator:
      Net income                             $      917     $      485     $      477     $      309


Denominator:
      Denominator for basic earnings per
        share-weighted average shares         1,320,501      1,150,362      1,369,635      1,150,906


Effect of dilutive securities:
      Stock options                              62,467         73,388         64,378         74,802


Denominator for diluted earnings
      Per share                               1,382,968      1,223,750      1,434,013      1,225,708



Basic earnings per share                     $     0.69     $     0.42     $     0.35     $     0.27

Diluted earnings per share                   $     0.66     $     0.40     $     0.33     $     0.25
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